Exhibit 6(b)
                            NON-COMPETITION AGREEMENT

THIS AGREEMENT made February 12th, 1999.

BETWEEN:

                  RANDY VOLDENG, businessman, of 122 Howe Street, Victoria, BC V8V 4K4;

                  ("Voldeng")
AND:
                  NETSENTRY TECHNOLOGY INC., a company incorporated under the laws of British Columbia, having an office at #2500 - 1055 Dunsmuir Street, PO Box 49290, Vancouver, BC V7X 1S8

                  ("NetSentry")

WHEREAS:

A. Dragos Ruiu ("Ruiu") has developed a monitoring technology for use in the telecommunications industry. Voldeng and Ruiu have agreed to mutually pursue the research, manufacture development and marketing of the internet monitoring technology.

B. NetSentry is a company owned wholly by Ruiu and Voldeng. NetSentry will research, manufacture, develop and market the internet monitoring technology.

C. Pursuant to a share purchase agreement dated December 23, 1998 between Ruiu, Voldeng and PowerTech, Inc (the "Share Purchase Agreement"), PowerTech, Inc. agreed to purchase from Ruiu and Voldeng 100% of NetSentry's issued and outstanding shares on the terms and subject to the conditions set out in the Share Purchase Agreement;

D. The Share Purchase Agreement provides that Ruiu and Voldeng will, as a condition of closing the purchase and sale of the shares, enter into a non-competition agreement with NetSentry.

THIS AGREEMENT WITNESSES THAT in consideration of the completion of the transaction contemplated by the Share Purchase Agreement and the sum of TEN DOLLARS now paid by NetSentry to Voldeng and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by Voldeng), the parties hereby agree as follows:

1.       INTERPRETATION

1.1      Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have the corresponding meanings:

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         (a)      "Affiliate" has the meaning given to it in the Company Act
                  (British Columbia), except in the case of Voldeng means any person or entity that directly, or indirectly through one or more intermediaries is controlled by, or is under common control with, Voldeng or any of his Associates;

         (b)      "Confidential Information" has the meaning given to it in
                  Section 2.5; and

         (c) "Restricted Period" means the period equal to one year after Voldeng ceases employment with NetSentry, PowerTech or one of its affiliates.

Except as otherwise expressly provided herein, all capitalized terms made in this Agreement without separate definition will have the definitions ascribed to them in the Share Purchase Agreement, all of which definitions are incorporated herein by reference.

1.2      Sections and Headings

The division of this Agreement into Sections and the insertion of headings are for reference purposes only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section refers to the specified Section of this Agreement.

1.3      Number, Gender and Persons

In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, companies, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4      Entire Agreement

This Agreement together with the Share Purchase Agreement and all documents delivered pursuant thereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.5      Time of Essence

Time will be of the essence of this Agreement.

1.6      Applicable Law

This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the Province of British Columbia and the federal laws of Canada applicable in such province, and each party

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hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.7      Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination will not impair or affect the validity, legality or enforceability of the provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.8      Amendment and Waivers

No amendment or waiver of any provision of this Agreement will be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise specified in such waiver.

2.       NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY

2.1      Non-Competition

During the Restricted Period, Voldeng will not directly or indirectly (through any Affiliate, Associate or otherwise), individually or in partnership, or jointly or in conjunction with any person as principal, agent, shareholder, creditor, partner, director, officer, employee or in any other manner whatsoever, carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in any business which is the same as, similar to or competitive with the business of NetSentry, or any part thereof, conducted anywhere in the world as of the Closing Date. The foregoing restrictions will not prevent Voldeng or any company or entity controlled by him from acquiring or holding, as a passive investment, up to a total of 5% of the securities of any class or series of any public company which is traded on a recognized stock exchange.

2.2      Non-Solicitation

During the Restricted Period, Voldeng will not directly or indirectly (through any Affiliate, Associate or otherwise):

         (a) solicit or induce any person, who is or was an employee of NetSentry, during the Restricted Period or the 6 month period prior to the Closing Date, to discontinue his or her relationship with NetSentry, or to accept employment by, or enter into a business relationship with, any other entity or person;

         (b) hire or offer to hire any person, who is or was an employee of NetSentry, during the Restricted Period or the 6 month period prior to the Closing Date;

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         (c)      solicit, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of NetSentry, during the Restricted Period or the 24 month period prior to the Closing Date, to purchase, market or sell any product or service which is directly or indirectly competitive with the business of NetSentry; or

         (d) in any manner persuade or attempt to persuade any such customers referred to in (c) to discontinue a business relationship with NetSentry, or to enter into a business relationship with any other entity or person which would be detrimental to or competitive with the business of NetSentry.

2.3      Prohibition on Use of Name

In addition to his obligations under this Agreement, Voldeng will not, during the Restricted Period, or at any time thereafter, use, or authorize any other person to use, directly or indirectly (through any Affiliate or Associate or otherwise), any corporate, firm or business name, title, logo, trade-mark, or trade name of NetSentry, or any other confusingly similar names, words or phrases, or any variations or derivatives thereof, whether alone or in conjunction with any other names or words, in connection with any business or activity anywhere in the world in a manner which would be likely to create confusion with any of the trade-marks, trade names, corporation, firm or business names or titles or logos associated with NetSentry.

2.4      Acknowledgement of Worldwide Scope

Voldeng hereby acknowledges that the business of NetSentry is conducted worldwide; that NetSentry's customers are located throughout the world; that, accordingly, any geographical limitation on the scope of the foregoing covenants would be materially detrimental to NetSentry; and that, by reason thereof, Voldeng acknowledges that the scope of the foregoing covenants is reasonable and necessary in order to protect the interests of NetSentry sought to be protected hereby.

2.5      Confidential Information

Voldeng will not, during the Restricted Period, or at any time thereafter, directly or indirectly (through any Affiliate or Associate or otherwise), use for his own benefit or for the benefit of others, divulge, furnish or make accessible to anyone other than NetSentry, or its directors and officers, any knowledge or information which he has with respect to confidential or secret documents, processes, algorithms, plans, projects, systems, devices or other proprietary material relating to the business of NetSentry or its Affiliates, or any other confidential or secret aspect of the business of NetSentry or its Affiliates, including but not limited to all marketing plans, any lists or other information with respect to suppliers and customers of NetSentry or its Affiliates (collectively, the "Confidential Information") except:

         (a) any Confidential Information which is generally available to the public at the time of such disclosure or use, other than by reason of a breach of this Agreement; or

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         (b)      to the extent that Confidential Information is required to be disclosed by law or by any governmental or regulatory authority having jurisdiction.

2.6      Return or Destruction of Confidential Documents

Upon the earlier of a request by NetSentry or the expiry of the Restricted Period, Voldeng will forthwith return all Confidential Information to NetSentry, or destroy all materials or documents containing any Confidential Information and provide proof of such destruction to NetSentry.

3.       REMEDIES

3.1      Acknowledgement of Necessity for Restrictions

Voldeng hereby acknowledges that, by reason of his unique knowledge of and association with the Business, the covenants and agreements set out in this Agreement are reasonable and valid having regard to the nature of the businesses of NetSentry, the terms of the Share Purchase Agreement and this Agreement, and the relationship of Voldeng to NetSentry and its customers, clients, suppliers, employees and markets. Voldeng hereby waives all defences to the strict enforcement of the covenants and agreements contained in Section 2 by NetSentry.

3.2      Injunctive Relief

Voldeng hereby acknowledges and agrees that a violation of any of the provisions of Section 2 will result in immediate and irreparable harm to NetSentry. Voldeng acknowledges and agrees that because the provisions of Section 2 relate to the research, development, manufacture and marketing of highly specialized technology, which is at the heart of NetSentry's business, breach of these provisions cannot be compensated adequately by recovery of damages alone. Voldeng agrees that in the event of any such violation or threatened violation, NetSentry will, in addition to any other rights or remedies available at law, in equity or otherwise, be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies.

3.3      Extension of Limitation Period

Voldeng hereby acknowledges and agrees that a violation of the provisions of
Section 2 will result in irreparable harm to NetSentry whether or not NetSentry pursues its remedies within six months of the violation or threatened violation.

3.4      Extension of Restricted Period

If Voldeng is in breach of the provisions of Section 2, the running of the Restricted Period will be stayed for the duration of such breach and will recommence upon the date he ceases to be in breach thereof, whether voluntarily, by injunction or otherwise.

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4.       MISCELLANEOUS

4.1      Notices

         (a) Any notice or other communication required or permitted to be given hereunder will be in writing and will be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                  If to Voldeng, to:

                  Name:             Randy Voldeng
                  Address:          122 Howe Street
                                    Vancouver, BC  V8V 4K4

                  Fax No.:          (250) 920-9738


                  If to NetSentry, to:

                  Name:             NetSentry Technology Inc.
                  Address:          #2500 - 1055 Dunsmuir Street
                                    Vancouver, BC  V7X 1S8
                  Attention:        President

                  Fax No.:

                  with an additional copy to:

                  Bull, Housser & Tupper
                  Barristers and Solicitors
                  3000 - 1055 West Georgia Street
                  Vancouver, British Columbia
                  V6E 3R3
                  Attention:        Steve McKoen

                  Fax No.           (604) 641-4949

         (b) Any such notice or other communication will be deemed to have been given and received on the day after it was delivered or transmitted (or, if such day is not a Business Day, on the following Business Day) or, if mailed, on the third Business Day following the date of mailing; except that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder will be delivered or transmitted by means of recorded electronic communication as aforesaid.

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         (c)      Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with Section 4.1.

4.2      Successors and Assigns

This Agreement will enure to the benefit of NetSentry and its respective successors and assigns and will be binding on Voldeng and his respective heirs and legal personal representatives.

4.3      Assignment and Enforceability

This Agreement will be binding upon and enforceable by the parties and their respective heirs, legal personal representatives, successors and permitted assigns. No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations under this Agreement, to any person without the prior written consent of the other parties hereto, except that NetSentry may assign any of its rights hereunder at any time following the Closing Date.

4.4      Counterparts

This Agreement may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day first above written.

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
SIGNED, SEALED AND DELIVERED by RANDY VOLDENG in      )
the presence of:                                      )
                                                      )
                                                      )
      /s/ STEVEN R. McKOEN                            )             /s/ RANDY VOLDENG                          (seal)
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Name                                                  )       RANDY VOLDENG
      STEVEN R. McKOEN                                )
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Address                                               )
      BARRISTER & SOLICITOR                           )
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                                                      )
      BULL, HOUSSER & TUPPER                          )
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                                                      )
      3000, 1055 WEST GEORGIA STREET                  )
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                                                      )
      VANCOUVER, BC V6E 3R3                           )
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                                                      )
      PHONE 687-6575                                  )
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                                                      )
                                                      )
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Occupation                                            )
                                                      )

THE CORPORATE SEAL Of NETSENTRY TECHNOLOGY INC. was   )
hereunto affixed in the presence of:                  )
                                                      )
                                                      )
                                                      )
     /s/ RANDY VOLDENG                                )                              c/s
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Authorized Signatory                                  )
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